Exhibit 2.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) dated as of October 29, 2014, is made by and among TEREX CORPORATION, a Delaware corporation (“Seller”) and MANITEX INTERNATIONAL, INC., a Michigan corporation (“Buyer”).

W I T N E S S E T H:

A. WHEREAS, Seller owns all of the outstanding capital stock (the “Shares”) of A.S.V., Inc., a Minnesota corporation (the “Company”);

B. WHEREAS, the Company manufactures and sells a full line of skid steer and compact track loaders (collectively, the “Business”);

C. WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller a portion of the Shares;

D. WHEREAS, the Parties confirm they are acting for business purposes; and

E. WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in Section 9.12.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions set forth below, Buyer and Seller (individually, a “Party”; collectively, the “Parties”) covenant and agree as follows:

ARTICLE 1

TERMS OF PURCHASE AND SALE

1.1	Sale of the Shares.

(a)

Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Seller shall sell to Buyer, and Buyer shall purchase and accept from Seller, Fourteen Million Seven Hundred Ninety Thousand (14,790,000) Shares of the issued and outstanding capital stock of the Company, representing fifty one percent (51%) of the Shares, free and clear of all Encumbrances, for the Purchase Price specified in Section 1.3(a) (the “Buyer’s Shares”). The Closing shall be effective as of 11:59:59 p.m. (New York City time) on the Closing Date (the “Closing Time”).

(b)

At the Closing, Seller shall deliver to Buyer, against payment of the Purchase Price to be delivered at Closing, certificates representing the Buyer’s Shares duly endorsed in blank for transfer, free and clear of all Encumbrances and shall take such steps as shall be necessary to cause the Company to enter Buyer or its nominee(s) upon the books of the Company as the holder of the Buyer’s Shares and to issue one or more share certificates to Buyer or its nominee(s) representing the Buyer’s Shares.

(c)

Following the Closing (i) Buyer will become the legal owner of the Buyer’s Shares; (ii) the Closing will be duly recorded on the records of Company; (iii) Buyer will have complete dominion and control over the Buyer’s Shares; (iv) Buyer will have the right to vote on all shareholder resolutions with respect to the Buyer’s Shares; (v) the Buyer’s Shares will provide Buyer the right to its proportionate share of current distributions; (vi) the Buyer’s Shares will provide Buyer the right to its proportionate share of the net assets of Company if the Company were to liquidate; (vii) Seller will not hold itself out as owning the Buyer’s Shares as an agent, trustee, or nominee (or in any similar role) for another person.

1.2	The Closing.

The closing of the purchase and sale of the Buyer’s Shares (the “Closing”) shall take place on December 19, 2014 or such other date as the Parties may agree upon in writing (the “Closing Date”). The Closing shall be deemed effective as of the Closing Time. The Parties agree that the Closing shall be held by the prior delivery of documents to counsel, to be held in escrow and released in a manner satisfactory to counsel for Buyer and Seller, without the need for officers or other representatives of Buyer and Seller to meet in person for the Closing to occur.

1.3	Purchase Price; Payment; Post-Closing Adjustment.

(a)

The aggregate purchase price for the Buyer’s Shares (the “Purchase Price”) shall be Twenty-Five Million Dollars ($25,000,000.00) to be paid by Buyer to Seller in cash at Closing by wire transfer of immediately available funds to an account or accounts of Seller specified by Seller in writing and delivered to Buyer no later than three (3) days prior to Closing.

(b)

Any tender of documents under this Agreement shall be made to the Parties or their respective counsel. Unless otherwise provided in this Agreement, every reference to dollar amounts in this Agreement means U.S. dollars.

(c)

In the event that A.S.V., Inc. is converted from a C corporation into a limited liability company, and the Taxes related thereto due and payable by the Company on the gain in the assets of the Company as a result of such liquidation and conversion are finally found to be in excess of the Estimated Conversion Tax Amount, then Seller shall reimburse to A.S.V., LLC such amount above the Estimated Conversion Tax Amount so that A.S.V., LLC may timely pay such amount to the appropriate Taxing Authority. Such payment from Seller shall (i) be deemed an adjustment to the Purchase Price to the extent legally permissible, (ii) not be deemed to be a contribution of capital by Seller to A.S.V., LLC and (iii) not result in the award or credit to Seller of any additional membership interest in A.S.V., LLC. In the event Seller pays an estimated excess amount as contemplated in Section 9.12(tt)(iii)(C) and the actual excess amount above the Estimated Conversion Tax Amount is less than the estimated amount so designated by Seller, then A.S.V., LLC shall reimburse Seller for such excess payment.

1.4	Other Agreements.

In consideration of the transactions contemplated by this Agreement (the “Transactions”), the Parties shall enter into and deliver, or cause their relevant Affiliates to enter into and deliver, the following agreements which will be effective at Closing:

(a)	A Services Agreement to be in a form mutually agreeable to Buyer and Seller and which shall include the terms contained in Exhibit A hereto (the “Services Agreement”); and

(b)	A joint venture agreement of A.S.V. to be in a form mutually agreeable to Buyer and Seller and substantially in the form of Exhibit B hereto (the “JV Agreement”); and

(c)	A distribution and cross marketing agreement to be in a form mutually agreeable Buyer and Seller (the “Distribution Agreement”).

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that, except as set forth in the Disclosure Schedules delivered by Seller to Buyer on or before the date of execution of this Agreement and attached hereto (the “Disclosure Schedules”), the statements contained in this Article 2 are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

2.1	Power and Authority; Effect of Agreement.

Seller is a corporation validly existing under the laws of the State of Delaware. Seller has the legal capacity and the power to execute, deliver and perform this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the Transactions contemplated in this Agreement have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles. Except as could not reasonably be anticipated to have a Material Adverse Effect, the execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the Transactions will not result in a material breach of:

(a)	any Law to which Seller or the Company is subject;

(b)	any order, judgment or decree applicable to Seller or the Company or binding upon the assets or properties of Seller or the Company; or

(c)	any provision of the certificate of incorporation, the by-laws or other organizational documents (collectively, the “Organizational Documents”) of Seller or the Company.

2.2	Capitalization; the Shares.

(a)

The authorized capital stock of the Company consists of 40,000,000 shares of common stock, $.01 par value, of which 29,000,000 shares are issued and outstanding. All of the Shares are validly issued, fully paid and are owned of record and beneficially solely by Seller and Seller has the exclusive right to dispose of the Buyer’s Shares as provided for in this Agreement. There are no outstanding securities convertible into, exchangeable for, or carrying the right to acquire, equity securities of the Company, or subscriptions, warrants, options, calls, rights (pre-emptive or other) or other arrangements or commitments obligating the Company to issue or dispose of any of its equity securities or any ownership interest therein.

(b)

Except as set forth on Schedule 2.2(b), Seller has good and marketable title to the Shares, free and clear of all liens, charges, defects, security interests, pledges, easements, mortgages, claims, rights of first refusal, options, restrictions, or voting trusts (collectively, “Encumbrances”).

2.3	Corporate Organization.

(a)

The Company is a corporation duly incorporated, organized and validly existing under the laws of the State of Minnesota. Except as could not reasonably be anticipated to have a Material Adverse Effect, the Company has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business as a domestic or foreign corporation and is in good standing in the jurisdictions listed on Schedule 2.3(a).

(b)

True and complete copies of the Organizational Documents of the Company attached as Schedule 2.3(b) have previously have been provided to Buyer and the Organizational Documents of the Company have not been repealed, amended or superseded since the respective dates of such documents.

2.4	Subsidiaries.

(a)	Except for Loegering Mfg. Inc. (“Loegering”), a wholly-owned Subsidiary of the Company, the Company does not have any Subsidiaries.

(b)

Loegering is a corporation duly incorporated, organized and validly existing under the laws of the State of North Dakota and, except as would not reasonably be anticipated to have a Material Adverse Effect, has the requisite power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Loegering is duly licensed or qualified to do business and is in good standing in each jurisdiction listed on Schedule 2.4(b).

(c)

True and complete copies of the Organizational Documents of Loegering previously have been provided to Buyer and the Organizational Documents have not been repealed, amended or superseded since the respective dates of such documents.

2.5	Financial Statements.

(a)

Schedule 2.5(a) comprises the pro-forma, unaudited balance sheets of the Company as of December 31, 2012 and 2013, and the related statements of income and expense, retained earnings and cash flows for the periods then ended, and any notes thereto (collectively, the “Financial Statements”).

(b)

Schedule 2.5(b) comprises the pro-forma unaudited balance sheet of the Company as of June 30, 2014 and the related statements of income and expense for the six months then ended (the “Interim Statements”).

(c)

To Seller’s Knowledge, the Financial Statements and Interim Statements are correct and fairly present, in all material respects, the assets, liabilities and financial position of the Company as of the respective dates thereof, and the results of operations and cash flows of the Business as of the respective dates or for the respective periods set forth therein, all prepared in accordance with GAAP consistently applied with that of the preceding period involved, except as may otherwise be set forth in any notes thereto and subject, in the case of the Interim Statements, to normal year-end audit adjustments.

(d)

To Seller’s Knowledge, the Company has no Liabilities (absolute, accrued, contingent, or otherwise) that are required to be reflected on financial statements of the Company, except those Liabilities: (a) reflected on the June 30, 2014 pro forma unaudited balance sheet of the Company; (b) incurred since June 30, 2014 in the Ordinary Course of Business, which would not individually or in the aggregate have a Material Adverse Effect on the Business or the Company; (c) incurred in connection with this Agreement; or (d) Liabilities set forth on Schedule 2.5(d).

2.6	Title to Assets.

(a)

The Company has good and marketable title to all of the assets and properties which it purports to own (including those reflected on the Interim Statements, except for assets and properties sold, consumed or otherwise disposed of in the Ordinary Course of Business since the date of the Interim Statements), free and clear of all Encumbrances, except:

(i)	as set forth in Schedule 2.6(a);

(ii)	Permitted Encumbrances;

(iii)	with respect to assets owned by Affiliates of the Company that are subject to the Services Agreement;

(iv)	for assets that are the subject of the Pre-Close Transactions; and

(v)	for Encumbrances, the aggregate value of which does not exceed $300,000.

(b)

Immediately following consummation of the Pre-Close Transactions, the Company will own, validly lease or validly license all assets, properties and rights used in, or held for use in, the Business as presently conducted except for the Cohasset Property and Coles Property, which will be sold and transferred to Seller or Seller’s Affiliate as part of the Pre-Closing Transactions.

(c)

Schedule 2.6(b) sets forth the legal descriptions and municipal addresses of all real property owned, leased, used or occupied by the Company and Loegering as of the date of this Agreement (collectively, the “Real Property”).

2.7	Commitments.

(a)

Schedule 2.7(a) sets forth a list of each written contract, license, lease, agreement, obligation, commitment or undertaking to which the Company is a party or by which the Company is bound with an annual value in excess of $250,000 and which cannot be cancelled with ninety (90) days or less notice (collectively, the “Commitments”).

(b)	Seller previously has made available to Buyer copies of each of the Commitments as listed on Schedule 2.7(a).

(c)

Except as disclosed on Schedule 2.7(c) and except as could not reasonably be anticipated to have a Material Adverse Effect, the Commitments are in full force and effect. To Seller’s Knowledge, the Company is not in breach of a material obligation under any of the Commitments, nor has any event or omission occurred on the part of the Company which constitutes (or would with the passage of time or giving of notice constitute) breach of a material obligation thereunder or creates an Encumbrance on any of the assets owned, used or occupied by the Company thereunder.

(d)	To Seller’s Knowledge, no third party is in material breach of or in default under any Commitment.

(e)	Except as disclosed on Schedule 2.7(e), the execution, delivery and performance of this Agreement by Seller does not and will not result in the breach of a material obligation under any Commitment.

2.8	Insurance.

(a)

Schedule 2.8(a) sets forth a list of all insurance coverage currently in effect with respect to the Business, operations or properties (the “Insurance Cover”), specifying the name(s) of the insurer(s), type of coverage, term of policy, limits of liability and annual premium.

(b)	Seller has made available to Buyer a summary of the Insurance Cover.

(c)	The Insurance Cover is in full force and effect, and no notice of cancellation, termination or reduction of coverage has been received with respect to any portion of the Insurance Cover.

(d)	The Company is not in default, as to the payment of premiums or otherwise, under the terms of any Insurance Cover.

2.9	Litigation; Warranty Claims.

(a)	To Seller’s Knowledge, except as set forth in Schedule 2.9(a), there are no Litigation Proceedings pending against Seller (relating to the Business of the Company), the Company or Loegering.

(b)	Schedule 2.9(b) sets forth warranty claims in excess of $250,000 or not in the ordinary course of business pending against the Company and Loegering as of the date of this Agreement.

2.10	Compliance with Law; Licenses; Permits.

Except as could not reasonably be anticipated to have a Material Adverse Effect:

(a)	The Company and Loegering have all governmental permits, licenses and authorizations necessary for the conduct of the Business as presently conducted;

(b)	The Company and Loegering are in compliance with all applicable laws, rules, and regulations currently in effect; and

(c)	Neither the ownership nor use of the Company’s or Loegering’s properties nor the conduct of the Business results in a breach of a material provision of:

(i)	its Organizational Documents; or

(ii)	any applicable Law.

2.11	Benefit Plans.

(a)	Schedule 2.11(a) lists all Plans sponsored by, maintained by, or contributed to by the Company or Loegering.

(b)	Except as set forth on Schedule 2.11(b), the Company and Loegering do not sponsor, maintain, contribute to or otherwise have any obligation or liability with respect to any other Plan.

2.12	Consents.

Except as otherwise set forth in Schedule 2.12, no consent, approval, order or authorization of, or exemption by, or registration, recording, declaration or filing with, or notice to, any Person, including any Governmental Authority, whether pursuant to a Commitment or otherwise (the “Consents”) is required to be obtained or made by Seller, the Company or Loegering in connection with the execution, delivery and performance of this Agreement or consummation of the Transactions.

2.13	Taxes.

(a)

Except as disclosed in Schedule 2.13(a), the Company and Loegering have prepared and filed all federal, state, local and foreign Tax Returns, including informational returns, which were required to be filed by or on behalf of the Company, Loegering or any Plan for the Company’s or Loegering’s employees prior to the date of this Agreement. Neither the Company nor Loegering currently is the beneficiary of any extension of time within which to file any Tax Return.

(b)

The information shown on the Company’s and Loegering’s Tax Returns previously delivered to Buyer for the years 2010 through 2013 is accurate in all material respects and fairly presents the information purported to be shown.

(c)

The Company and Loegering have paid all Taxes and assessments required by Law to be paid (other than those presently payable without penalty or interest, or which are being contested in good faith, and as to which in either case adequate provisions have been made for the payment thereof), and the charges, accruals and reserves on the books of the Company in respect of Taxes are adequate.

(d)

Except as set forth on Schedule 2.13(d), neither the Company nor Loegering has been under examination by a taxing authority or in receipt of any notice of any proposed Tax adjustment or deficiency for the prior three years, and the Company and Loegering have not granted any waiver or extension of a statute of limitations on assessment or collection of any Tax in such period.

(e)	Neither the Company nor Loegering will be required to reduce the tax basis in any of their assets or any of their other Tax attributes pursuant to Treasury Regulation Section 1.1502-36.

2.14	Fees.

Neither Seller nor the Company has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the Transactions, except fees payable to Lincoln International, whose fees shall be the sole responsibility of Seller.

2.15	Environmental Matters.

(a)	Except as set forth on Schedule 2.15(a) and except as could not reasonably be anticipated to have a Material Adverse Effect:

(i)

there are no Litigation Proceedings relating to any Hazardous Materials or regarding any material actual or alleged violation of any Environmental Laws (collectively called “Environmental Claims”), now pending against the Company or relating to the Real Property; and

(ii)

the Company has not assumed (by contract or operation of law) any material liability of any person for cleanup, remediation, compliance or required capital expenditures in connection with any Environmental Claim.

(b)

Except as set forth in Schedule 2.15(b), to Seller’s Knowledge, the Company and Loegering are in compliance in all material respects with Environmental Laws, including obtaining and maintaining in effect all permits, licenses and other authorizations required by applicable Environmental Laws and have received no written notice concerning a material claim related to disposal of Hazardous Materials or an alleged material violation of any applicable Environmental Laws.

(c)

Notwithstanding anything to the contrary in this Agreement, this Section 2.15 contains the sole and exclusive representations and warranties of Seller related to or concerning any Environmental Laws, Hazardous Materials and Environmental Claims.

2.16	Employees; Labor Matters.

(a)

Schedule 2.16(a) describes the established and announced policies of the Company with respect to vacations (and the accrual thereof), sick pay, severance pay, if any, and all insurance coverage provided or made available to employees.

(b)	Except as set forth in Schedule 2.16(b) there is no labor strike, written request for representation, slowdown or stoppage actually pending or, to Seller’s Knowledge, threatened against the Company.

2.17	Patents and Trademarks.

(a)

The Company and Loegering have legal rights to use all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, and related intellectual property rights (collectively, the “Intellectual Property Rights”) which are necessary to, or used in, the Business in the manner in which such Intellectual Property Rights are currently used in the Business.

(b)

Schedule 2.17(b) sets forth a list of all Intellectual Property Rights which are the subject of issued letters patent or an application therefor and all trade and service marks which have been registered or for which an application for registration is pending, in each case which are owned exclusively by the Company.

(c)	Except as set forth in Schedule 2.17(c), neither the Company nor Loegering:

(i)	is a defendant in any Litigation Proceeding relating to the Business which involves a claim of infringement of any patents, trademarks or service marks;

(ii)	has been served with a complaint or other process in any Litigation Proceeding relating to the Business which involves a claim of infringement of any patents, trademarks or service marks; or

(iii)	has received written notice alleging any infringement by the Company or Loegering of the patent, trademark, copyright or other intellectual property rights of a third party.

2.18	Absence of Certain Changes or Events.

Except for the Pre-Close Transactions and except for distributions to its shareholder previously disclosed to Buyer, since January 1, 2014, to Seller’s Knowledge, the Company has not incurred any material liability or obligation, or entered into any material written agreement (other than this Agreement) or other transaction that is not in the Ordinary Course of Business, and the Company has not sustained any material loss or interference with the Business or properties from fire, flood, windstorm, accident or other calamity.

2.19	Indebtedness.

Except for the Pre-Close Transactions or as set forth on Schedule 2.19, the Company has not created, incurred, assumed, or guaranteed any indebtedness not reflected in the Interim Statements other than obligations incurred in the Ordinary Course of Business since the date thereof.

2.20	Affiliate Transactions.

Except as disclosed in Schedule 2.20, there are no contracts, agreements, arrangements, indebtedness or other transactions between the Company and any Affiliates, or any employee of the Company.

2.21	Real Property.

(a)	Except as set forth in this Agreement , there is no Commitment to sell, transfer or otherwise dispose of the Real Property.

(b)

Except as disclosed in Schedule 2.21(b), the Company and Loegering have good and marketable title in fee simple to the Real Property, free and clear of Encumbrances, except for the Permitted Encumbrances.

(c)	Except as disclosed in Schedule 2.21(c), neither the Company nor Loegering is a party to or bound by any lease or sublease of real property.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article 3 are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

3.1	Organization.

Buyer is a corporation duly organized, validly existing and in good standing under the laws of Michigan, and has all requisite corporate power and authority to carry on its business as it is now being conducted, and to execute, deliver and perform this Agreement and to consummate the Transactions.

3.2	Corporate Power and Authority; Effect of Agreement.

(a)	The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the Transactions have been duly authorized by all necessary corporate action on the part of Buyer.

(b)

This Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(c)	The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the Transactions will not:

(i)

result in the acceleration of obligations under, or create in any party any right to terminate, modify or cancel, any contract, instrument or agreement to which Buyer or its Affiliates are a party or by which they are bound or to which any of their assets are subject; or

(ii)	with or without the giving of notice or the lapse of time, or both, conflict with or violate:

(A)	any provision of Law to which Buyer or its Affiliates are subject;

(B)	any order, judgment or decree applicable to Buyer or its Affiliates or binding upon the assets or properties of Buyer or its Affiliates; or

(C)	any provision of the Organizational Documents of Buyer or its Affiliates.

3.3	Government Approvals and Filings.

Except as provided in Schedule 3.3, no consent, approval or action of, filing with, notice to or exemption from any Governmental Authority on the part of Buyer or its Affiliates is required in connection with:

(a)	the execution, delivery and performance of this Agreement; or

(b)	the consummation of the Transactions.

3.4	Legal Proceedings.

(a)

There are no Litigation Proceedings pending against Buyer, its Affiliates or their respective shareholders, or to Buyer’s Knowledge, threatened against such persons, which could reasonably be expected to have a material effect on the validity or enforceability of this Agreement or the ability of Buyer to perform its obligations hereunder or the consummation of the Transactions, or which could result in the issuance of any judgment, court order or other legal process restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Transactions.

(b)

There is no judgment, court order or other legal process outstanding against Buyer or its Affiliates which has had or could reasonably be expected to have, an adverse effect on the validity or enforceability of this Agreement or the ability of Buyer to perform its obligations hereunder or the consummation of the Transactions.

3.5	Brokers.

Any broker, finder or investment banker entitled to any brokerage commission, finder’s fee or similar payment in connection with the Transactions based upon arrangements made by or on behalf of Buyer shall be the obligation of the Buyer without use of Company assets.

3.6	Sophisticated Buyer.

Buyer is an informed and sophisticated Buyer, and possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the acquisition of the Shares. Buyer is acquiring the Shares for investment and not with a view toward any resale or distribution thereof and is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended.

3.7	Investigation.

Buyer has engaged expert advisors, experienced in the evaluation and purchase of companies such as the Company as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary or appropriate to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Buyer acknowledges that Seller has given Buyer access to the key employees, documents and facilities of the Company. Buyer will undertake prior to the Closing such further investigation and request such additional documents and information as it deems necessary.

3.8	No Other Representations or Warranties.

In entering into this Agreement, in acquiring the Shares, and in consummating the Transactions, Buyer has relied and will rely solely upon its own investigation and analysis and the representations and warranties contained in Article 2 of this Agreement and, without limiting the generality of the foregoing, not on any of the information:

(a)	learned or provided in connection with any presentation made by management or other Seller Representatives; or

(b)	contained in any document, selling memorandum, projections or forecasts, provided to it or otherwise.

Buyer acknowledges that Seller makes no representation or warranty with respect to: (i) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or the future business and operations of the Company, or (ii) any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Company or its businesses or operations, except as expressly set forth in this Agreement.

3.9	Knowledge.

To Buyer’s Knowledge, there is no breach, or any act, omission, condition or circumstance which, after the giving of notice or the passage of time or both, would be reasonably likely to result in breach, of any representation, warranty, covenant or obligation of Seller or the Company under this Agreement. To Buyer’s Knowledge, there are no facts or circumstances that would make any of the representations or warranties of Seller in this Agreement untrue or misleading.

3.10	Solvency and Related Matters.

At the Closing and immediately following the consummation of the Transactions the Buyer will be Solvent after giving effect to:

(a)	the consummation and financing of the Transactions; and

(b)

any other transactions contemplated by Buyer or its shareholders on or after Closing which would be taken into account in determining whether any of the Transactions were invalid or illegal under, in violation of, or can be set aside or give rise to any award or Damages, sanctions or other liability against Seller or its Affiliates or any of Seller Representatives under applicable bankruptcy, fraudulent conveyance, fraudulent transfer or securities laws.

3.11	Financing.

Buyer has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to fulfill its obligations hereunder and to make payment of any amounts to be paid by it hereunder on and after the Closing Date. Buyer has the authority and capacity to issue the Stock Consideration, and such issuance shall not contravene any representation made in Section 3.2 hereof.

ARTICLE 4

COVENANTS OF SELLER AND BUYER

Each Party covenants and agrees with the other Party as follows:

4.1	Governmental Notices, Filings and Consents.

Each Party shall use its Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Authorities, and to effect all registrations, filings and notices with or to Governmental Authorities, as may be required for such Party to consummate the transactions contemplated by this Agreement. Seller and Buyer shall cooperate to ensure that, any stub period Tax filings required by Law for the period between the sale of the Company’s shares and the Company’s post-Closing conversion to a limited liability company pursuant to Article V hereof are prepared and filed in the time period required by Law.

4.2	Conduct of Business.

Except for the Pre-Close Transactions, and as may be otherwise expressly contemplated by this Agreement, and except as Buyer may otherwise consent to in writing (which consent shall not be unreasonably withheld, delayed or conditioned), from the date of this Agreement and prior to the Closing, Seller will cause the Company and Loegering to:

(a)	operate the Business only in the Ordinary Course of Business;

(b)	preserve intact its business organization in all material respects;

(c)	maintain the condition of its material properties, machinery and equipment as they exist at the date of this Agreement, reasonable wear and tear and casualty and condemnation excepted;

(d)

continue all existing Insurance Cover (or comparable insurance) of or relating to the Company and Loegering in full force and effect, and give all notices and present claims under all Insurance Cover in a timely fashion;

(e)

use commercially reasonable efforts to keep available (subject to dismissals, resignations and retirements in the Ordinary Course of Business) until the Closing the services of its present officers, employees and independent contractors;

(f)	use commercially reasonable efforts to preserve its relationship with its material suppliers, customers, licensors and licensees such that the Business will not be materially impaired;

(g)

comply in all material respects with all Laws affecting the Company, Loegering and the operation of the Business, except for such failures to comply in all material respects that could not reasonably be anticipated to have a Material Adverse Effect;

(h)	not amend the Organizational Documents of the Company or Loegering, except as required by law;

(i)

not sell, assign or voluntarily encumber, any of its assets or properties or incur any material liabilities, except for sales and dispositions made or liabilities incurred in the Ordinary Course of Business; or

(j)	promptly advise Buyer orally, and, if then requested, in writing of any material breach by Seller or the Company of any covenant or agreement contained in this Agreement.

(k)

ensure that no person with authority to authorize or direct the Company to adopt a plan of conversion into a Minnesota limited liability will provide the authorization or direction to do so prior to the Closing.

4.3	Access.

After Closing, each Party and its Representatives shall have access to the management, properties, books and records of the Company and Loegering.

4.4	Further Assurances.

(a)

Subject to the terms and conditions of this Agreement, the Parties shall use their Best Efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable legal requirements, to consummate and make effective the Transactions.

(b)

If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, Buyer and Seller shall take or cause to be taken all such necessary or convenient actions and execute, and deliver and file, or cause to be executed, delivered and filed, at the expense of the Party requesting same, all necessary or convenient documentation.

4.5	Confidentiality.

The Parties hereby agree that the terms and conditions of the Confidentiality Agreement dated July 18, 2014 between Buyer and Seller shall govern the use of all proprietary information concerning the Business.

4.6	Update of Schedules.

(a)

Between the date of this Agreement and the Closing Date, Seller shall be entitled and required to give notice to Buyer of any facts, events, conditions, circumstances or information that it becomes aware of that may cause any representation or warranty set forth in Article 2 to be or to become untrue in any material respect, whether as of the date of this Agreement or the Closing Date (“New Facts”). Neither Seller nor any Seller Representatives shall have any liability or responsibility to Buyer or any of its representatives or any other Person based upon, arising out of or otherwise in respect of any New Fact, whether pursuant to this Agreement or otherwise.

(b)

Except for New Facts which constitute a Material Adverse Effect, the disclosure of New Facts by Seller pursuant to this Section 4.6 shall be deemed to modify each and every one of the representations and warranties of Seller under this Agreement as of the date of this Agreement and as of the Closing Date.

(c)

When New Facts constitute a Material Adverse Effect, Buyer shall have the option of (i) terminating this Agreement, in which case neither Buyer nor Seller shall have liability to the other party, or (ii) proceeding to Closing.

4.7	Employee Matters.

As of the Closing, Buyer shall cause the Company to offer employment, with reasonably comparable job responsibilities as those performed prior to the Closing, to the persons identified on Schedule 4.7. Such offers of employment shall include an offer of compensation and benefits that are of reasonably comparable aggregate value to those in effect for each such employee as of the date hereof.

4.8	Pre-Close Transactions.

Notwithstanding anything to the contrary in this Agreement, prior to the Closing, Seller and the Company shall cause the Company to effect the Pre-Close Transactions. The Pre-Close Transaction set forth in Section 9.12(tt)(iii) shall be treated as a distribution and no Company shares shall be redeemed.

ARTICLE 5

CONVERSION TO LIMITED LIABILITY COMPANY

5.1	Conversion.

(a)

Buyer and Seller agree that at least one business day following Closing but, in any event, no later than December 29, 2014, the Company’s board of directors shall meet to consider adoption of a plan of conversion to become a Minnesota limited liability company and Buyer and Seller, as shareholders, shall determine whether to approve the plan of conversion. At least one day after approval by the shareholders, articles of conversion and articles of organization shall be filed with the Minnesota Secretary of State. The new company shall be called A.S.V., LLC. Within fifteen days of the date of this Agreement, Buyer shall provide Seller with an irrevocable proxy solely for all purposes related to calling the meeting to consider the plan of conversion and voting to approve the plan of conversion. The proxy shall authorize Seller to cast the vote of any Buyer-appointed board member in favor of adopting the plan of conversion and shall authorize Seller to vote Buyer’s Shares in favor of adopting the plan of conversion. The proxy shall expire at 11:59:59 p.m. on December 31, 2014.

(b)

In order to establish their respective rights and obligations as members of A.S.V., LLC and to provide for management of the business of A.S.V., LLC, Buyer and Seller agree that they shall enter into the Operating Agreement agreeable to Buyer and Seller and substantially in the form attached hereto as Exhibit B simultaneous with the filing and acceptance of the articles of conversion and articles of organization of A.S.V., LLC.

(c)	The Parties agree that A.S.V., LLC shall be taxed as a partnership and no election will be filed to treat A.S.V., LLC as a corporation for U.S. income tax purposes.

ARTICLE 6

CONDITIONS PRECEDENT TO BUYER’S AND SELLER’S OBLIGATIONS

6.1	Conditions Precedent to Buyer’s Obligations.

The obligations of Buyer to consummate the Transactions are subject to the fulfillment of each of the following conditions as of the Closing Date:

(a)	Representations and Warranties.

The representations and warranties of Seller made hereunder, or contained in any certificate or other instrument delivered by or on behalf of Seller pursuant to or in connection with the Transactions shall be true and correct in all material respects at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, and further provided that with respect to any such representations made as of a specified date, such representation shall be true in all material respects as of such date.

(b)	Agreements.

Seller shall have performed and complied in all material respects with all of its undertakings, obligations and agreements required by this Agreement or contained in any certificate or other instrument delivered by or on behalf of Seller or the Company pursuant to or in connection with the Transactions, to be performed or complied with by them prior to or at the Closing Date.

(c)	Seller’s Certificate.

Buyer shall have been furnished with a certificate of Seller, dated as of the Closing Date, certifying to the effect that the conditions contained in Sections 6.1(a) and 6.1(b) have been fulfilled.

(d)	No Injunction.

No injunction, restraining order, judgment, ruling, award or decree of any Governmental Authority shall exist against Buyer, Seller, the Company or any of their respective Affiliates, or any of the principals, officers or directors or any of them, that restrains, prevents, delays consummation of, or materially changes, the Transactions.

(e)	Approvals.

(i)	Any necessary Consents shall have been obtained or effected at or before the Closing Time.

(ii)

No Governmental Authority having jurisdiction over Buyer, Seller or the Company or over the Transactions will have objected to the execution and delivery by Seller or the Company of this Agreement or the consummation of the Transactions.

(f)	Closing Deliveries.

Seller shall have delivered the documents and items set forth in Section 8.1.

6.2	Conditions Precedent to Seller’s Obligations.

The obligations of Seller to consummate the Transactions are subject to the fulfillment of each of the following conditions as of the Closing Date:

(a)	Representations and Warranties.

The representations and warranties of Buyer made hereunder, or contained in any certificate or other instrument delivered by or on behalf of Buyer pursuant to or in connection with the Transactions shall be true and correct in all material respects at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, and further provided that with respect to any such representations made as of a specified date, such representation shall be true in all material respects as of such date.

(b)	Agreements.

Buyer shall have performed and complied in all material respects with all of its undertakings, obligations and agreements required by this Agreement or contained in any certificate or other instrument delivered by or on behalf of Buyer pursuant to or in connection with the Transactions, to be performed or complied with by Buyer prior to or on the Closing Date.

(c)	Buyer’s Certificate.

Seller shall have been furnished with a certificate of Buyer, dated as of the Closing Date, certifying to the effect that the conditions contained in Sections 6.2(a) and 6.2(b) have been fulfilled.

(d)	No Injunction.

No injunction, restraining order, judgment, ruling, award or decree of any nature of any Governmental Authority shall exist against Buyer, Seller, the Company or any of their respective Affiliates, or any of the principals, officers or directors of any of them, that restrains, prevents, delays consummation of, or materially changes, the Transactions.

(e)	Approvals.

(i)	Any Necessary Consents shall have been obtained or effected at or before the Closing Time.

(ii)

No Governmental Authority having jurisdiction over Buyer, Seller or the Company or over the Transactions will have objected to the execution and delivery by Seller or the Company of this Agreement or the consummation of the Transactions.

(f)	Commercial Loan. Buyer shall have secured on behalf of the Company the commercial loan financing contemplated in Section 9.12(tt)(ii) in the minimum amount of Sixty Million Dollars ($60,000,000).

(g)	Closing Deliveries.

Buyer shall have delivered the documents and items set forth in Section 8.2.

ARTICLE 7

SURVIVAL AND INDEMNIFICATION

7.1	Indemnity Obligations.

(a)

Subject to the limitations set forth in this Article 7, Seller shall defend, indemnify and hold harmless Buyer, Buyer’s Affiliates and the officers, directors, employees, advisors and agents of each such party, from and against any Damages (including those incurred in connection with the enforcement of this provision) arising out of, related to or resulting from (i) any misrepresentation, breach of representation or warranty, (ii) any non-fulfillment of any covenant or agreement made by Seller or the Company hereunder, (iii) the Company’s and/or Loegering’s Taxes for any pre-Closing period and the portion ending on the Closing Date of any period starting before and ending after the Closing Date.

(b)

Subject to the limitations set forth in this Article 7, Buyer shall defend, indemnify, and hold harmless Seller, Seller’s Affiliates and the officers, directors, employees, advisors and agents of each such party, from and against any Damages (including those incurred in connection with the enforcement of this provision) arising out of, related to or resulting from any misrepresentation, breach of representation or warranty or non-fulfillment of any covenant or agreement made by Buyer hereunder.

(c)

The party seeking indemnification hereunder is hereafter referred to as the “Indemnified Party”, and the party against which indemnification is sought is hereafter referred to as the “Indemnifying Party”. The Damages subject to indemnification shall be referred to herein as “Indemnified Losses”.

7.2	Survival.

The representations and warranties of Seller and of Buyer contained in this Agreement shall survive the Closing and shall continue in full force and effect for one (1) year from the Closing, and all covenants will survive for the period provided in such covenants, if any, or until fully performed (the “Survival Period”), after which point such representations, warranties and covenants will be of no further force or effect; provided, however, that such time limitation shall not apply with respect to breaches of the representations, warranties and covenants set forth in Section 1.3(c), Section 2.2 (Shares), Section 2.13 (Taxes) and Section 7.1(a)(iii), which shall survive until the expiration of the applicable statute of limitations. Anything herein to the contrary notwithstanding, the Survival Period shall be extended automatically to include any time period necessary to resolve a good faith and reasonably particular claim for indemnification which was made in accordance with Section 7.3 before expiration of the Survival Period but not resolved prior to its expiration, and any such extension shall apply only as to such claims asserted and not so resolved within the Survival Period.

7.3	Indemnification Procedures.

(a)

Upon the Indemnified Party’s discovering any claim made by a third party which, if sustained, would be subject to indemnification pursuant to Section 7.1 above, such Indemnified Party shall notify the Indemnifying Party in writing of the claim and the facts relating to it promptly following the discovery of such claim; provided, however, that the failure of an Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that it has been actually damaged thereby. The Indemnifying Party shall have the right to defend against the claim through counsel of its own selection at its own expense, in which event the Indemnified Party shall have the right, at its own expense, to employ counsel to represent it in addition to counsel employed by the Indemnifying Party. Such counsel employed by the Indemnified Party shall act in an advisory capacity only with respect to the defense provided by the Indemnifying Party. The Indemnifying Party shall keep the Indemnified Party informed of the status of the claim. The Indemnified Party shall cooperate to make available to the Indemnifying Party all pertinent information under the control of or in the possession of the Indemnified Party as to the claim and shall make appropriate personnel reasonably available for any discovery or trial. If the Indemnifying Party fails or refuses to undertake the defense within thirty (30) days after receiving notice that a claim has been made, the Indemnified Party shall have the right, at the cost and expense of the Indemnifying Party, to defend against such claim in such manner it reasonably deems appropriate; provided, however, that the Indemnified Party shall not settle or compromise any claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned, other than a settlement solely for money that includes a general release of claims against the Indemnifying Party.

(b)

Upon the Indemnified Party’s discovering any claim not involving a third party, the Indemnified Party shall provide prompt written notice thereof to the Indemnifying Party, and such notice shall describe in reasonable particularity the good faith basis upon which indemnification is then being sought. For a period of sixty (60) days following such notice, the Indemnified Party and the Indemnifying Party shall negotiate in good faith to resolve such claim. Thereafter, either Party may exercise any right or remedy available hereunder.

7.4	Application; Exclusive Remedy.

The provisions of this Article 7 shall govern any right of indemnification granted by any provisions of this Agreement. The rights set forth in this Article 7 shall be Buyer’s sole and exclusive remedy against Seller (including its Affiliates) and shall be Seller’s sole and exclusive remedy against Buyer (including its Affiliates) for misrepresentations or breaches of covenants contained in this Agreement.

7.5	Payments.

Payment of any final determined amount of liability (by agreement of the Parties or non-appealable judicial decision) shall be made by the Indemnifying Party to the Indemnified Party within five Business Days of the date that such amount is due. The Indemnified Party may offset any amounts due from the Indemnifying Party pursuant to Article 7 of this Agreement against any amounts owed by the Indemnified Party to the Indemnifying Party, including without limitation any amounts owed or to be owed pursuant to this Agreement or any other agreement executed contemporaneously or in connection with this Agreement or otherwise.

7.6	Limitations on Amount.

Except as specified herein, the Indemnifying Party shall have no liability (for indemnification or otherwise) with respect to claims under Section 7.1(a)(i) and (ii) until the total cumulative amount of all Indemnified Losses with respect to such matters exceeds $1,000,000 (the “Basket”), in which event the Indemnifying Party shall be liable for the amount of the Indemnified Losses in excess of the Basket, but in no event shall the Indemnifying Party be liable to the Indemnified Party or any third parties in an aggregate amount in excess of $4,000,000 (“Cap”). For purposes of calculating the Basket, Damages which do not meet the “De Minimis Threshold” shall be excluded. For purposes of this Agreement, “De Minimis Threshold” means any Damages suffered by the Indemnified Party under Section 7.1(a) that do not exceed $200,000 in each individual case, except for those Damages that, if individually considered, do not exceed the De Minimis Threshold but result from the same or similar repeated facts, events or circumstances, which Damages shall be jointly considered in meeting the De Minimis Threshold and, if the De Minimis Threshold is exceeded, shall be jointly taken into account in the calculation of the Basket. Notwithstanding the foregoing, the Basket, Cap and De Minimis Threshold shall not apply with respect to claims under Section 7.1(a)(ii) and (iii), or with respect to breaches of the representations, warranties and covenants set forth in Section 2.2 (Shares) and Section 2.13 (Taxes). Notwithstanding anything to the contrary contained herein, in no event shall the Indemnifying Party be liable to the Indemnified Party or any third parties in an aggregate amount in excess of the Purchase Price.

7.7	Additional Limitations.

Notwithstanding any other provision of this Agreement or otherwise, the Parties expressly intend and agree as follows (the limitations and qualifications contained in this Section 7.7 being a material inducement to Seller in agreeing to execute and deliver this Agreement and to consummate the Transactions):

(a)

None of the Affiliates of Seller or the Company or the respective directors, officers, employees, shareholders and agents of Seller and the Company and none of their Affiliates shall have any Liability of any kind to Buyer (whether for indemnification, contribution, by way of subrogation or otherwise) under or resulting from this Agreement or any of the Transactions.

(b)

The amount of any Indemnified Losses for which Seller is obligated to indemnify and hold harmless Buyer shall be reduced by any insurance payment made to Buyer or Buyer’s Affiliates with respect to such Indemnified Losses or any Tax benefit of Buyer or Buyer’s Affiliates arising out of such Indemnified Losses, which benefit shall be adjusted to take into account the time value of money (using the Applicable Federal Rate as published by the Internal Revenue Service under §1274(d) of the Code as the discount rate).

(c)

No Litigation Proceeding or claim arising under or resulting from this Agreement or the Transactions may be asserted by Buyer or any other Person against Seller or any Seller Representatives for punitive, special, exemplary, contingent, incidental, speculative or consequential Damages (including lost profits or revenue), for diminution in value, or for any other Damages other than actual out-of-pocket damages.

(d)

Buyer shall have no right to indemnification and no other remedy shall be had in contract, tort or otherwise, for any individual claim or series or group of related claims, in so far as Buyer had Knowledge of the facts, circumstances or conditions on or prior to the Closing Date that would or could reasonably be expected to cause or constitute a breach of any of the representations, warranties or covenants of Seller contained in this Agreement or would or could be reasonably be expected to give rise to an indemnification claim under this Agreement (an “Excluded Indemnification Claim”). Buyer expressly and irrevocably waives and relinquishes on behalf of itself and its Affiliates any right or entitlement to indemnification under this Agreement and any other remedy or recourse in contract, tort, equity or otherwise, in respect to any such Excluded Indemnification Claim.

(e)

The only statements, representations, warranties and covenants of Seller as to the Company, Loegering, the Business and the Transactions are those expressly set forth in this Agreement. No other statements, representations, warranties or covenants, express or implied, are or have been made by Seller or any Seller’s Representatives to Buyer with respect to the subject matter of this Agreement. Buyer acknowledges and agrees that it is not relying on any statement, representation or warranty other than those set forth in Article 2 and that Seller and the Company and Seller Representatives shall have no liability with respect to any other statement, representation or warranty not expressly made herein.

(f)

Notwithstanding anything to the contrary contained in this Agreement, Buyer acknowledges and agrees that except for the representations and warranties made by Seller in Article 2, Seller is not making any other representation or warranty whatsoever, whether express or implied, with respect to the title, right to transfer, encumbrances, design, capacity, condition, safety, performance, value, utility, compliance with laws or regulations (including Environmental Laws), validity, scope or enforceability of intellectual property or otherwise in connection with the assets and properties of the Company, Loegering, the Transactions or any matter related to this Agreement, nor are they making any implied warranty of merchantability or fitness for particular purpose, all of which are expressly disclaimed by Seller.

(g)

Buyer has sole responsibility for conducting its own inspection, review and analysis in connection with this Agreement and the Transactions, including inspection, review, and analysis of the Company, its business, assets and properties and the Shares as it deems appropriate, and Buyer assumes the entire risk associated with such inspection, review and analysis.

(h)	It shall be a condition to any claim by Buyer that it shall have used commercially reasonable efforts to mitigate any Indemnified Losses.

(i)	All payments made in respect of Indemnified Losses shall be deemed adjustments to the Purchase Price for all Tax purposes

7.8 Agreement Related to Tax Controversies. With respect to any audit, assessment, or administrative or court proceeding or similar proceeding (“Tax Proceeding”) that relates to a pre-Closing Tax Return, Seller shall control at its expense all proceedings taken in connection with such Tax Proceeding (including selection of counsel) and, without limiting the foregoing, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto and may, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Proceeding in any legally permissible manner.

ARTICLE 8

DELIVERY AT CLOSING

8.1	Delivery by Seller on the Closing Date.

On or before the Closing Date, and subject to the terms and conditions of this Agreement, Seller shall deliver to Buyer, or cause to be delivered to Buyer:

(a)	certificates representing the Buyer’s Shares duly endorsed for transfer, free and clear of all Encumbrances;

(b)

with respect to the Company, a certificate of good standing issued by Secretary of State of the State of Minnesota and, with respect to Loegering, a certificate of good standing issued by Secretary of State of the State of North Dakota, each dated within fifteen (15) Business Days of the Closing Date;

(c)	a certified copy of resolutions of the Seller’s Board of Directors authorizing the execution of this Agreement and the consummation of the Transactions;

(d)	all Consents and approvals relating to Seller or the Company required to be obtained from any Governmental Authority and from third parties with respect to the Transactions;

(e)	releases of all Encumbrances (other than Permitted Encumbrances) specified in Schedule 2.6(a) to be released on terms and conditions reasonably satisfactory to Buyer;

(f)	certificate of the secretary or an assistant secretary of Seller certifying as to the:

(i)	matters set forth in Section 6.1(c); and

(ii)	incumbency and signatures of executing officers;

(g)	the JV Agreement, Distribution Agreement and Services Agreement duly executed;

(h)	such other certificates and instruments as Buyer shall reasonably request.

8.2	Delivery by Buyer on the Closing Date.

On or before the Closing Date, and subject to the terms and conditions of this Agreement, Buyer shall deliver to Seller:

(a)	the Purchase Price;

(b)	a certified copy of the resolutions of the board of directors of Buyer authorizing the execution of this Agreement and the consummation of the Transactions;

(c)	all consents and approvals relating to Buyer or Buyer’s ownership of the Company required to be obtained from any Governmental Authority and from third parties with respect to the Transactions.

(d)	Certificate of the secretary or assistant secretary of Buyer as to the:

(i)	matters set forth in Section 6.2(c);

(ii)	Organizational Documents of Buyer;

(iii)	resolutions of the board of directors of Buyer authorizing the Transactions; and

(iv)	incumbency and signatures of executing officers;

(e)

certificate of good standing, or equivalent certificate, for Buyer, dated within 15 Business Days of the Closing Date, issued by the appropriate Governmental Authority of the jurisdiction in which Buyer is incorporated;

(f)	the JV Agreement, Distribution Agreement and Services Agreement duly executed;

(g)	such other certificates and instruments as Seller shall reasonably request.

ARTICLE 9

MISCELLANEOUS

9.1	Entire Agreement; Partial Invalidity.

(a)

This Agreement, including its Exhibits and Schedules, constitutes the sole understanding of the Parties with respect to the subject matter of this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to expand or restrict the rights of any Party under the laws of any jurisdiction to the extent such laws are applicable to the Transactions.

(b)

If any provision of this Agreement is held to be invalid, prohibited or unenforceable in any jurisdiction for any reason, unless such provision is narrowed by judicial construction, this Agreement shall, as to such jurisdiction, be construed as if such invalid, prohibited or unenforceable provision had been more narrowly drawn so as not to be invalid, prohibited or unenforceable.

(c)

If, notwithstanding Section 9.1(b), any provision of this Agreement is held to be invalid, prohibited or unenforceable in any jurisdiction for any reason, such provision, as to such jurisdiction, shall be ineffective to the extent of such invalidity, prohibition or unenforceability, without invalidating the remaining portion of such provision or the other provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

9.2	Successors and Assigns.

The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties and their respective legal personal representatives, successors and assigns; provided, however, that this Agreement may not be assigned by either Party without the prior written consent of the other, and any assignment made in violation of this provision shall be null and void, invalid and of no force or effect. Notwithstanding the foregoing, Buyer may assign this Agreement to one of its Affiliates with Seller’s consent, which will not be unreasonably withheld. An assignment to one of Buyer’s Affiliates which is permitted pursuant to this Section 9.2 shall not be deemed to relieve Buyer of its responsibilities hereunder.

9.3	Modification and Waiver.

(a)

No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Parties, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the Party which is entitled to the benefits of such waived terms or provisions.

(b)	No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision of this Agreement (whether or not similar).

(c)	No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver of this Agreement.

9.4	Expenses.

Except as may otherwise be provided herein, Buyer shall pay all costs and expenses incurred by it or on its behalf, including expenses associated with its due diligence activities and Seller shall pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the Transactions, including without limitation the fees and expenses of its financial consultants, accountants and counsel.

9.5	Notices.

Any notice required or permitted to be given under this Agreement by any Party shall be in writing and shall be sufficiently given if delivered personally, by prepaid overnight courier or by telefacsimile tested prior to transmission:

in the case of a notice to Seller, at:

Terex Corporation

200 Nyala Farm Road

Westport, CT 06880

Attention: Eric I Cohen, Esq.

Telephone: (203) 222-5950

Fax: (203) 722-7766

in the case of a notice to Buyer:

Manitex International, Inc.

9725 Industrial Drive

Bridgeview, Illinois 60455

Facsimile: (708) 430-1335

Attention: Andrew Rooke

Telephone: (708) 237-2056

Fax: (708) 430-1335

with a copy to:

Bryan Cave LLP

161 N. Clark Street

Suite 4300

Chicago, Illinois 60601

Attention: John P. Goebel, Esq.

Telephone: (312) 602-5155

Fax: (312) 698-7555

or at such other address for a Party as shall be specified by like notice.

All such notices and other communications shall, when mailed by return receipt requested or certified mail, or by means of any nationally recognized overnight express company, or telecopied, be effective when delivered to the notice address (as evidenced by any signature for delivery at the notice address) or upon receipt of confirmation of delivery thereof by telecopier, respectively and such notices or communications shall be effective when delivered at the address in the case of hand delivery. Either party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 9.5.

9.6	Governing Law; Consent to Jurisdiction.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of laws principles. The Parties hereto hereby agree to be subject to the exclusive personal jurisdiction in the federal and state courts of the State of New York located in New York City, New York and any award which may be enforced in regard to this Agreement may be enforced in such federal and state courts of the State of New York. Each of the Parties hereto hereby agrees to irrevocably and unconditionally waive trial by jury in any judicial proceeding between or among the Parties arising out of or related to the Transactions.

9.7	Public Announcements.

Neither Party will make any public statements, including any press releases, with respect to this Agreement and the Transactions without the prior consent of the other Party except as may be required by law or the rules of any national securities exchange or unless such public statements are mutual.

9.8	Interpretation.

(a)	The Section headings of this Agreement are for convenience only and shall not affect the construction of this Agreement.

(b)	Reference to an Article, Section, Schedule or Exhibit means an Article or Section of, or a Schedule or Exhibit to, this Agreement.

(c)

The language of all parts of this Agreement is the language of the Parties and shall in all cases be construed according to its fair meaning and not for or against a Party, regardless of which Party was generally responsible for the preparation of this Agreement.

9.9	Counterparts.

This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed an original of this Agreement and all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement, and delivery by facsimile or electronic mail of an executed counterpart of any amendment or waiver of any provision of this Agreement to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

9.10	No Third Party Beneficiaries.

This Agreement is intended for the benefit of the Parties and is not intended to confer any benefit upon any other person or entity or infringe upon any rights or remedies, except as contemplated in Article 7 and Section 9.2.

9.11	Legal Counsel.

Seller and Buyer acknowledge that this is a legally binding contract and acknowledge and agree that they have had the opportunity to consult with legal counsel of their choice in connection with the drafting, negotiation and execution of this Agreement.

9.12	Certain Definitions.

As used in this Agreement, the following terms shall have the following meanings:

(a)

“Affiliates” with respect to any Person, means a Person that directly or indirectly, through one or more intermediaries, Controls, is controlled by, or is under common control with, the first mentioned Person.

(b)	“Agreement” means this agreement, including the Schedules and Exhibits.

(c)	“Basket” shall have the meaning set forth in Section 7.6.

(d)

“Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible; provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person relating to this Agreement and the Transactions or to dispose of or make any change to its business, expend any material funds or incur any other material burden unless specifically set forth in this Agreement.

(e)	“Business” shall have the meaning set forth in the Recitals to this Agreement.

(f)	“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by applicable law to be closed in New York City.

(g)	“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

(h)

“Buyer’s Knowledge” means the knowledge of any of the officers or directors of Buyer or its shareholders or any other Person involved in the due diligence investigations of the Company on behalf of Buyer or its shareholder.

(i)	“Coles Property” means the real property and buildings and improvements thereon as provided for in the legal description of such property set forth in Schedule 9.12(i) hereto.

(j)	“Code” means the Internal Revenue Code of 1986, as amended.

(k)	“Cohasset Property” means the real property and buildings and improvements thereon as provided for in the legal description of such property set forth in Schedule 9.12(k) hereto.

(l)	“collectively” means, in relation to a group of Persons or things, any and all of those Persons or things.

(m)	“Closing” shall have the meaning set forth in Section 1.2.

(n)	“Closing Date” shall have the meaning set forth in Section 1.2.

(o)	“Closing Time” shall have the meaning set forth in Section 1.1(a).

(p)	“Company” shall have the meaning set forth in the Recitals to this Agreement.

(q)	“Consents” shall have the meaning set forth in Section 2.12.

(r)

“Controls” (including the terms “controlled by” and “under common control with”) with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or other equity interest or as trustee or executor, by contract or credit arrangement or otherwise.

(s)

“Damages” means all liabilities, damages, losses, penalties, fines, claims, suits, proceedings, investigations, actions, judgments, awards, arbitrations, costs and expenses including reasonable expenses of investigation and reasonable fees and expenses of counsel.

(t)	“De Minimis Threshold” shall have the meaning set forth in Section 7.6.

(u)	“Disclosure Schedules” shall have the meaning set forth in the Preamble to Article 2.

(v)	“Encumbrances” shall have the meaning set forth in Section 2.2(b).

(w)	“Environmental Claims” shall have the meaning set forth in Section 2.15(a)(i).

(x)

“Environmental Laws” means all applicable Laws now in existence in the United States (whether federal, state or municipal) relating to Hazardous Substances or the protection and preservation of the natural environment.

(y)	“Estimated Conversion Tax Amount” means $10,000,000.

(z)	“GAAP” means generally accepted accounting principles in effect from time to time within the United States of America.

(aa)

“Governmental Authority” means any federal, provincial, state, municipal, local or other government or governmental agency, authority, board, bureau, commission or instrumentality, domestic or foreign.

(bb)

“Hazardous Materials” means material amounts of substances that are defined or listed in, or otherwise classified pursuant to Environmental Laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, or reproductive toxicity.

(cc)	“including” or “includes” means “including (or includes) without limitation”.

(dd)	“Indemnified Losses” shall have the meaning set forth in Section 7.1(c).

(ee)	“Indemnified Party” shall have the meaning set forth in Section 7.1(c).

(ff)	“Insurance Cover” shall have the meaning set forth in Section 2.8(a)

(gg)	“Intellectual Property Rights” shall have the meaning set forth in Section 2.17(a).

(hh)	“Indemnifying Party” shall have the meaning set forth in Section 7.1(c).

(ii)	“Law” shall mean United States or Belgian federal, state or local law, rule, statute, regulation, judgment, injunction, order or directive of any Governmental Authority (as the case may be).

(jj)

“Liability” or “Liabilities” means any or all indebtedness, obligations and other liabilities of a Person (whether known or unknown, whether absolute, accrued, contingent, fixed or otherwise, and whether due or become due).

(kk)	“Litigation Proceeding” means any claim, demand, action, suit, litigation, charge, complaint, prosecution or other proceeding (whether judicial or administrative).

(ll)	“Loegering” shall have the meaning set forth in Section 2.4(a).

(mm)

“Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on: (i) the business, assets, liabilities, prospects, condition (financial or other), or results of operations of the Company, taken as a whole, or (ii) the ability of Buyer to operate the Business immediately after the Closing; provided, however, that (x) changes that are the result of economic or political factors affecting the national, regional or world economy or acts of war or terrorism; (y) changes that are the result of factors generally affecting the industries or markets in which the Company operates unless there is a disproportionate impact on the Company; and (z) any adverse change, effect or circumstance arising out of or resulting from actions contemplated or taken by the Parties in connection with this Agreement, shall not be Material Adverse Effects. For the avoidance of doubt, the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Material Adverse Effect.

(nn)	“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

(oo)	“Organizational Documents” shall have the meaning set forth in Section 2.1(c).

(pp)	“Party” and “Parties” shall have the meaning set forth in the Recitals to this Agreement.

(qq)	“Permitted Encumbrances” means:

(i)	liens for taxes, assessments and governmental charges due and being contested in good faith and diligently by appropriate proceedings (and for the payment of which adequate provision has been made);

(ii)	servitudes, easements, restrictions, rights of parties in possession, zoning restrictions, encroachments, reservations, rights-of-way and other similar rights in real property or any interest therein;

(iii)	liens for taxes either not yet due and payable and liens for Taxes due but for which notice of assessment has not been given;

(iv)

undetermined or inchoate liens, charges and privileges incidental to current construction or current operations and Encumbrances claimed or held by any Governmental Authority that have not at the time been filed or registered against the title to the asset or served upon Seller or the Company pursuant to law or that relate to obligations of the Business not due or delinquent;

(v)	security given in the Ordinary Course of Business to any Governmental Authority in connection with the operations of the Business, other than security for borrowed money;

(vi)	the reservations in any original grants of any real property or interest therein and statutory exceptions to title; and

(vii)	the Encumbrances described in Schedule 2.6(a) which will include all items in the title searches.

(rr)

“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, or Governmental Authority, however designated or constituted.

(ss)

“Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other plan, arrangement or policy relating to stock options, stock purchases, compensation, deferred compensation, severance, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company for the benefit of any present or former employees of the Company.

(tt)	“Pre-Close Transactions” shall mean the following transactions by the Company which will be effected prior to Closing, unless otherwise specified below or pursuant to Section 10.1(f):

(i)

Within five (5) days prior to Closing, Seller shall cause Terex USA, LLC to provide Buyer with a good faith estimate of the value of certain assets and liabilities associated with the Company’s Business owned by Terex USA, LLC, which categories of assets and liabilities are set forth in Schedule 9.12(tt)(i) hereto. Such assets and liabilities are referred to as the “TCA-ASV Net Assets”, and the document setting forth the good faith estimate of the value of the assets and liabilities is referred to as the “TCA-ASV Net Assets Statement”. Terex USA, LLC shall sell and transfer to the Company all of the TCA-ASV Net Assets, except accounts receivable, at net book value for cash. In lieu of the accounts receivable associated with the TCA-ASV Net Assets, Terex USA, LLC shall sell and transfer to the Company an accounts receivable credit of an amount equivalent to the accounts receivable in the TCA-ASV Net Asset Statement less Ten Million Dollars ($10,000,000) (the “TCA Receivable”). The payment terms for the TCA Receivable shall be as follows: Terex USA, LLC will pay 50% of the TCA Receivable to the Company thirty (30) days after Closing, and the remaining 50% sixty (60) days after Closing. In addition, within thirty (30) days after Closing, Seller shall prepare and deliver to Buyer a calculation of the final amount of TCA-ASV Net Assets as of Closing based on the actual value transferred to the management system designated by Buyer in the Services Agreement (the “Final Net Assets Statement”). To the extent the Final Net Assets Statement exceeds the TCA-ASV Net Assets Statement, the Company shall reimburse Terex USA, LLC such excess. To the extent the TCA-ASV Net Assets Statement exceeds the Final Net

Assets Statement, Terex USA, LLC shall reimburse the Company such excess. Any such payment shall be made by wire transfer of immediately available funds to an account designated by the recipient of such transfer within five (5) Business Days after the date on which the Final Net Assets Statement is delivered.

(ii)	the Company entering into a commercial loan agreement with a third party lender in the amount of up to Seventy-Five Million Dollars ($75,000,000.00);

(iii)

the distribution to Seller of the difference between (i) Sixty Million Dollars and (ii) the sum of (A) the TCA Sale Amount and (B) the Estimated Conversion Tax Amount and (C) any additional amount designated by Seller as an estimate of Taxes payable by A.S.V., LLC in excess of the Estimated Conversion Tax Amount;

(iv)

the sale and transfer of the Cohasset Property, including the real estate lease and all liabilities related thereto, and Coles Property, including all liabilities related thereto, to Seller or Seller’s Affiliate;

(v)	at the option of the Seller, the merger of Loegering into the Company; and

(vi)

the sale of certain assets related to the ST-50 side-by-side utility vehicle and trailer and entry into a technology agreement license agreement with Carhart International, Inc. or its Affiliate as buyer and licensee.

(uu)	“Purchase Price” shall have the meaning set forth in Section 1.3(a).

(vv)	“Real Property” shall have the meaning set forth in Section 2.6(b).

(ww)	“Seller” shall have the meaning set forth in the Preamble to this Agreement.

(xx)	“Seller Representatives” shall mean the officers, directors, employees, agents, attorneys and consultants of Seller.

(yy)	“Seller’s Knowledge” means the actual knowledge of George Ellis, Dean Barley, Jim DiBiagio, Missi How, Brian Henry, Parimal and Bill Wake.

(zz)	“Services Agreement” shall have the meaning set forth in Section 1.4.

(aaa)	“Solvent” means, with regard to any Person, that:

(i)	the fair saleable value of the property of such Person is, on the date of determination, greater than the sum of:

(A)	the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date; and

(B)

the total amount that would be needed, if such Person were to be dissolved as of such date to satisfy the preferential rights upon dissolution of shareholders or other owners whose preferential rights are superior to those receiving a distribution under applicable law, provided that, in computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed as the amount which, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability;

(ii)	as of such date, such Person is able to pay all of its liabilities and debts as such liabilities and debts mature or become due in the usual course of business;

(iii)	such Person does not have unreasonably small capital for conducting its business as presently conducted or as proposed to be conducted by such Person and its Subsidiaries; and

(iv)	such Person does not intend to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature.

(bbb)

“Subsidiary” of any Person means any corporation or other business entity in which the majority of the equity interests entitled to vote for the election of directors or managers is directly or indirectly owned by such Person.

(ccc)

“Tax” or “Taxes” means any federal, state, local or non-U.S. income, gross receipts, customs, duties, capital stock, franchise, profits, license, payroll, employment, excise, severance, stamp, occupation, environmental (including taxes under Section 59A of the Code), unemployment, disability, real property, personal property, withholding, social security (or similar), windfall profits, unemployment, disability, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including interest, penalty, or addition thereto, whether disputed or not.

(ddd)

“Tax Returns” means all reports, returns, declarations, statements (including statements of foreign bank and financial accounts), elections or other information or document required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(eee)	“TCA Sale Amount” means the TCA-ASV Net Assets less Ten Million Dollars ($10,000,000).

(fff)	“Transactions” shall have the meaning set forth in Section 1.4.

9.13	Non-Recourse.

Notwithstanding anything to the contrary set forth in this Agreement:

(a)

Seller shall have no recourse against any officer, director, employee or Affiliate of Buyer for any claim relating to this Agreement and its sole recourse shall be against Buyer or, before Closing, the Company and its respective assets, irrespective of any failure to comply with any provision of this Agreement;

(b)

Buyer shall have no recourse against any officer, director, employee or Affiliate of Seller for any claim relating to this Agreement and its sole recourse shall be against Seller and its respective assets, irrespective of any failure to comply with any provision of this Agreement;

(c)	Seller shall not make any claim against any officer, director, employee or Affiliate of Buyer in connection with this Agreement;

(d)	Buyer shall not make any claim against any officer, director, employee or Affiliate of Seller in connection with this Agreement; and

(e)	This Section 9.13 is made expressly for the benefit of the officers, directors, employees and Affiliates of the Parties.

9.14	Waiver of Jury Trial.

THE PARTIES WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE BOTH PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT.

9.15	Disclosure Schedules.

A disclosure made by Seller in any section of this Agreement or the Disclosure Schedule (or subparts thereof) that reasonably informs Buyer of information with respect to another section of this Agreement or any other section of the Disclosure Schedule (or subparts thereof) in order to avoid a misrepresentation thereunder shall be deemed, for all purposes of this Agreement, to have been made with respect to all such other sections of this Agreement and all such other sections of the Disclosure Schedule (or subparts thereof) notwithstanding any cross-references (which are included solely as a matter of convenience) or lack of a schedule reference in any representation or warranty. Information reflected in the Disclosure Schedule is not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. Such additional information is set forth for informational purposes and does not necessarily include other matters of a similar nature. Disclosure of such additional information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed and disclosure of such information shall not be deemed to enlarge or enhance any of the representations or warranties in this Agreement or otherwise alter in any way the terms of this Agreement. Inclusion of information in the Disclosure Schedule shall not be construed as an admission that such information is material to the business, assets, liabilities, financial position, operations or results of operations of the Company or the Business.

ARTICLE X

TERMINATION

10.1	Termination.

Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(a)	By mutual written consent of Buyer and Seller;

(b)

by Seller or Buyer, if the Closing does not occur on or prior to December 30, 2014 (the “End Date”); provided that a Party may not terminate pursuant to this clause if the failure of such consummation shall be due to the failure of the Party wishing to terminate to comply in all material respects with the agreements and covenants contained herein;

(c)

by Seller or Buyer (if such party is not in material breach of its obligations under this Agreement) if a breach of any provision of this Agreement has been committed by the other Party, which breach or failure to perform would give rise to the failure of a condition set forth, in the case of Buyer, in Sections 6.1(a) or 6.1(b) or, in the case of Seller, in Sections 6.2(a) or 6.2(b), and such breach is incapable of being cured by the End Date and has not been waived by the Party entitled to waive such condition;

(d)

by Seller or Buyer, if consummation of the transactions contemplated by this Agreement or any of the ancillary agreements would violate any nonappealable order, judgment, injunction or decree entered by or with any Governmental Authority, or any Governmental Authority shall have adopted any applicable Law permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby or thereby;

(e)	by Buyer, if Seller notifies Buyer of New Facts pursuant to Section 4.6 and such New Facts constitute a Material Adverse Effect; or

(f)

by Seller, if Buyer fails to secure on behalf of the Company the commercial loan financing contemplated in Section 9.12(tt)(ii) in the minimum amount of Sixty Million Dollars ($60,000,000), provided that, if Buyer is unable to meet such obligation, Seller may, at its sole and absolute discretion, provide a bridge loan to the Company of not less than Sixty Million Dollars ($60,000,0000) on commercially reasonable terms and proceed to Closing, and Buyer shall not consolidate the financial results of the Company in its own financial statements unless and until Seller concludes that it is not required to consolidate the Company’s results in its own financial statements.

In the event of termination by any of the Parties pursuant to this Section 10.1, written notice thereof shall forthwith be given to the other Parties and the transactions contemplated by this Agreement and the ancillary agreements shall be terminated, without further action by any Party. If the transactions contemplated by this Agreement and the ancillary agreements are terminated as provided herein, the Parties shall return all documents and other material received from the other Party or any of its Affiliates relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to such other Party.

10.2	Effect of Termination.

If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 7.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of (a) Section 4.5 relating to the obligation of the Parties to keep confidential certain information obtained by it from the other Party, (b) Section 9.4, (c) Section 10.1 and this Section 10.2 and (d) Section 9.7 relating to publicity, which shall survive such termination. Nothing in this Section 10.2 shall be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement; provided that no Party hereto shall be entitled to recover any special, consequential or exemplary damages in respect of any breach by the other Party.

[Signature Page Follows on Next Page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf as of the date first above written.

Terex Corporation

/s/ Eric I. Cohen
Name: Eric I. Cohen
Title: Senior Vice President

Manitex International, Inc.

/s/ David J. Langevin
Name: David J. Langevin
Title: Chairman & CEO